Exhibit 10.6

Letter of Undertaking on Regulating Related Party Transactions

Whereas Xinjiang Daqo New Energy Co., Ltd (hereinafter referred to as the “Issuer”) intends to apply for an initial public offering and listing of its shares on the Shanghai Stock Exchange’s STAR Market (hereinafter referred to as the “IPO”), Daqo New Energy Corp. (hereinafter referred to as the “Company”), as the controlling shareholder of the Issuer, to regulate the related party transactions with the Issuer, hereby makes the following undertakings:

1. The Company will strictly follow the PRC Company Law and other laws and regulations as well as the Issuer’s articles of association to exercise shareholder rights and perform shareholder obligations, fully respect the Issuer’s independent legal person status, ensure that the Issuer operates independently and makes decisions independently, and urge the Issuer’s directors and supervisors (if any) nominated by the Company to perform their duties of loyalty and diligence in accordance with the law.

2. To procure that the Company and companies, enterprises, other economic organizations, and individuals that become affiliates of the Issuer due to a specific relationship with the Company (hereinafter collectively referred to as the “Related Parties of the Company”) try not to increase unnecessary related party transactions and try to ensure compliance of the related party transactions with the Issuer in the future. Regarding the necessary related party transactions, the Company and the Related Parties of the Company shall perform relevant procedures in accordance with the relevant laws and regulations, the Issuer’s articles of association and relevant policies, and in accordance with fair, equitable, and normal commercial terms, to ensure that the legitimate rights and interests of the Issuer and other shareholders will not be harmed.

3. To ensure that the Company and the Related Parties of the Company strictly perform various related party transaction agreements entered into with the Issuer in good faith, and that the Company and the Related Parties of the Company will not seek any interests or benefits from the Issuer beyond the provisions of such agreements.

4. If the Company violates the above representations and undertakings, the Issuer and other shareholders of the Issuer will have the right to, in accordance with to this letter and applicable laws, seek to enforce the above undertakings by the Company and compensation by Company to the Issuer and its other shareholders for all losses suffered. Any proceeds obtained by the Company due to any violation of the above representations and undertakings shall also be vested with the Issuer.

If the Company violates the aforementioned commitments, it will bear all the legal liability for any such violation.

This letter of undertaking takes effect upon being signed by the Company, and is valid only during the period when the Company acts as the controlling shareholder of the Issuer.

DAQO NEW ENERGY CORP.

By:	/s/ Longgen Zhang
Name:	Longgen Zhang
Title:	Director and Chief Executive Officer
Date:	September 7, 2020